As filed with the Securities and Exchange Commission on August 13, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Ares Management Corporation
(Exact name of Registrant as specified in its charter)

Delaware	80-0962035
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067
(Address, including zip Code, of Principal Executive Offices)

Ares Management Corporation Third Amended & Restated 2014 Equity Incentive Plan
(Full title of the plan)
Naseem Sagati Aghili
c/o Ares Management Corporation
2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067
(310) 201-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Philippa M. Bond, P.C.
Kirkland & Ellis LLP
2049 Century Park East, 37th Floor, Los Angeles, California 90067
Tel (310) 552-4200
Fax (310) 552-5900
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐	Non-Accelerated Filer	☐	Smaller Reporting Company	☐	Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
______________________________________________________
CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Class A common stock, par value $0.01 per share	10,649,334	$71.68	$763,344,261.00	$83,280.86
(1) This Registration Statement covers 10,649,334 shares of Class A common stock, par value $0.01 per share (the “Common Shares”), of Ares Management Corporation (the “Company”) available for issuance under the Ares Management Corporation Third Amended & Restated 2014 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Common Shares as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of the outstanding Common Shares or shares issuable pursuant to awards granted under the Plan.
(2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $71.68 per Common Share, which is the average of the high and low price per Common Share as reported by the New York Stock Exchange on August 11, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 10,649,334 Common Shares of the Company reserved for issuance under the Plan. These additional Common Shares are additional securities of the same class as other securities for which an original registration statement (File No. 333-195627) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2014, an additional registration statement (File No. 333-202901) was filed with the Commission on March 20, 2015, an additional registration statement (File No. 333-218063) was filed with the Commission on May 17, 2017, an additional registration statement (File No. 333-225271) was filed with the Commission on May 30, 2018, a post-effective amendment to a registration statement (File No. 333-225271) was filed with the Commission on November 26, 2018, an additional registration statement (File No. 333-233394) was filed with the Commission on August 21, 2019 and an additional registration statement (File No. 333-246350) was filed with the Commission on August 14, 2020. These additional Common Shares have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of shares subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula.

Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K (File No. 001-36429) for the fiscal year ended December 31, 2020, filed on February 25, 2021.

(b) The Company’s Quarterly Report on Form 10-Q (File No. 001-36429) for the quarterly period ended March 31, 2021, filed on May 6, 2021 and the Company’s Quarterly Report on Form 10-Q (File No. 001-36429) for the quarterly period ended June 30, 2021, filed on August 9, 2021.

(c) The portions of the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-36429) filed with the Commission on April 29, 2021 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(d) The Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on February 22, 2021; the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on March 29, 2021; the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on March 31, 2021; the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on April 2, 2021; the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on April 8, 2021; the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on May 20, 2021; the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on May 28, 2021, the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on June 17, 2021, the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on June 21, 2021, the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on June 24, 2021, the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on July 1, 2021 and Item 5.02 of the Company’s Current Report on Form 8-K (File No. 001-36429) filed with the Commission on August 9, 2021.

(e) The description of the Class A common stock, par value $0.01 per share, of Ares Management Corporation in Amendment No. 2 to Form 8-A/A (File No. 001-36429), filed on November 26, 2018.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The certificate of incorporation of the Company provides that in most circumstances the Company will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee, whether arising from acts or omissions to act occurring on, before or after the date of its Certificate of Incorporation, on an after tax basis: (a) each member of the Board of Directors and officer of the Company, (b) each Record Holder (as defined in the Certificate of Incorporation of the Company) of Class B Common Stock (as defined in the Certificate of Incorporation of the Company), (c) the Former General Partner (as defined in the Certificate of Incorporation of the Company), (d) any Person (as defined in the Certificate of Incorporation of the Company) who is or was a “tax matters partner” (as defined in the Code prior to amendment by P.L. 114-74) or “partnership representative” (as defined in Section 6223 of the Code after amendment by P.L. 114-74), member, manager, officer or director of any Record Holder of Class B Common Stock or the Former General Partner, (e) any member, manager, officer or director of any Record Holder of Class B Common Stock or the Former General Partner who is or was serving at the request of any Record Holder of Class B Common Stock or the Former General Partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another Person; provided that such a Person will not be indemnified solely for providing, on a fee-for-services basis or similar arm’s-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services, (f) any Person who controls any Record Holder of Class B Common Stock or the Former General Partner and (g) any Person a Record Holder of Class B Common Stock, in its sole discretion, designates as an “Indemnitee.”

The Company agrees to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. Any indemnification under these provisions will only be out of the Company’s assets. The Company is not personally liable for, and does not have any obligation to contribute or loan funds or assets to the Board of Directors to enable it to effectuate, indemnification. The Company may purchase insurance against liabilities asserted against and expenses incurred by persons for the Company’s activities, regardless of whether the Company would have the power to indemnify the person against liabilities under the certificate of incorporation of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Exhibit Document
4.1	Restated Certificate of Incorporation of Ares Management Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (File No. 001-36429) filed with the SEC on May 6, 2021).
4.2	Bylaws of Ares Management Corporation (incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K (File No. 001-36429) filed with the SEC on November 15, 2018).
5.1*	Opinion of Kirkland & Ellis LLP
10.1	Third Amended & Restated 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10-Q (File No. 001-36429) filed with the SEC on May 6, 2021).
10.2	Form of Restricted Unit Agreement under the Second Amended & Restated 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-8 POS (File No. 333-225271) filed with the SEC on November 26, 2018).
10.3	Form of Deferred Restricted Unit Agreement under the Second Amended & Restated 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-8 POS (File No. 333-225271) filed with the SEC on November 26, 2018).
10.4	Form of Director Restricted Unit Agreement under the Second Amended & Restated 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-8 POS (File No. 333-225271) filed with the SEC on November 26, 2018).
10.5	Form of Option Agreement under the Second Amended & Restated 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.19 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-36429) filed with the SEC on February 26, 2019).
10.6	Form of Phantom Unit Agreement under the Second Amended & Restated 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-36429) filed with the SEC on February 26, 2019).
10.7	Form of Executive Officer Time-Based Restricted Unit Agreement under the Second Amended & Restated 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.35 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 001-36429) filed with the SEC on February 25, 2021).
10.8	Form of Executive Officer Performance-Based Restricted Unit Agreement under the Second Amended & Restated 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.36 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 001-36429) filed with the SEC on February 25, 2021).
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature pages to this Registration Statement)

*Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on August 13, 2021.

ARES MANAGEMENT CORPORATION

By:	/s/ Jarrod Phillips
Name:	Jarrod Phillips
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Naseem Sagati Aghili, Jarrod Phillips and Michael J Arougheti, and each of them individually, with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Antony P. Ressler	Executive Chairman & Co-Founder	August 13, 2021
Antony P. Ressler

By:	/s/ Jarrod Phillips	Chief Financial Officer	August 13, 2021
Jarrod Phillips

By:	/s/ Michael J Arougheti	Director, Co-Founder, Chief Executive Officer & President	August 13, 2021
Michael J Arougheti

By:	/s/ David B. Kaplan	Director, Co-Founder & Co-Chairman of Private Equity Group	August 13, 2021
David B. Kaplan

By:	/s/ Bennett Rosenthal	Director, Co-Founder & Co-Chairman of Private Equity Group	August 13, 2021
Bennett Rosenthal

By:	/s/ R. Kipp deVeer	Director & Head of Credit Group	August 13, 2021
R. Kipp deVeer

By:	/s/ Antoinette Bush	Director	August 13, 2021
Antoinette Bush

By:	/s/ Paul G. Joubert	Director	August 13, 2021
Paul G. Joubert

By:	/s/ Michael Lynton	Director	August 13, 2021
Michael Lynton

By:	/s/ Dr. Judy D. Olian	Director	August 13, 2021
Dr. Judy D. Olian